SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*







                                 PRT GROUP INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    693579104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|     Rule 13d-1(b)

        |X|     Rule 13d-1(c)

        |_|     Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         693579104

--------------------------------------------------------------------------------
    1)      Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person
                 Tudor Investment Corporation
            --------------------------------------------------------------------
                 22-2514825
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                       0
Number of Shares        --------------------------------------------------------
Beneficially Owned      (6)  Shared Voting Power             5,370,609
by Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                  0
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power        5,370,609
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             5,370,609
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9         22.6%
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

CUSIP No.         693579104

--------------------------------------------------------------------------------
    1)      Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person
                Paul Tudor Jones, II
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization             USA
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                       0
Number of Shares        --------------------------------------------------------
Beneficially Owned      (6)  Shared Voting Power             6,387,300
by Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                  0
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power        6,387,300
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             6,387,300
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9         26.9%
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             IN
--------------------------------------------------------------------------------

CUSIP No.         693579104

--------------------------------------------------------------------------------
    1)      Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person
                Tudor Global Trading LLC
            --------------------------------------------------------------------
                13-3862744
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                       0
Number of Shares        --------------------------------------------------------
Beneficially Owned      (6)  Shared Voting Power             1,016,691
by Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                  0
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power        1,016,691
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             1,016,691
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9         4.3%
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             OO
--------------------------------------------------------------------------------

CUSIP No.         693579104

--------------------------------------------------------------------------------
    1)      Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person
                 The Tudor BVI Global Portfolio Ltd.
            --------------------------------------------------------------------

            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Cayman Islands
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                       0
Number of Shares        --------------------------------------------------------
Beneficially Owned      (6)  Shared Voting Power             3,308,904
by Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                  0
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power        3,308,904
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             3,308,904
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9         13.9%
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

CUSIP No.         693579104

--------------------------------------------------------------------------------
    1)      Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person
                 Tudor Arbitrage Partners L.P.
            --------------------------------------------------------------------
                 13-3496979
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Delaware
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                       0
Number of Shares        --------------------------------------------------------
Beneficially Owned      (6)  Shared Voting Power             1,016,691
by Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                  0
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power        1,016,691
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             1,016,691
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9         4.3%
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             PN
--------------------------------------------------------------------------------

CUSIP No.           693579104

--------------------------------------------------------------------------------
    1)      Names of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person
                 The Raptor Global Portfolio Ltd.
            --------------------------------------------------------------------
                 98-0211544
            --------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)      Check the Appropriate Box if a Member of a Group (See Instructions)
            (a)
               -----------------------------------------------------------------
            (b)         X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
    3)      SEC Use Only
                        --------------------------------------------------------
--------------------------------------------------------------------------------
    4)      Citizenship or Place of Organization           Cayman Islands
--------------------------------------------------------------------------------
                        (5)  Sole Voting Power                       0
Number of Shares        --------------------------------------------------------
Beneficially Owned      (6)  Shared Voting Power             2,061,705
by Each Reporting       --------------------------------------------------------
Person With             (7)  Sole Dispositive Power                  0
                        --------------------------------------------------------
                        (8)  Shared Dispositive Power        2,061,705
--------------------------------------------------------------------------------
    9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             2,061,705
--------------------------------------------------------------------------------
   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------
   11)      Percent of Class Represented by Amount in Row 9         8.7%
--------------------------------------------------------------------------------
   12)      Type of Reporting Person (See Instructions)             CO
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               PRT Group Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               80 Lamberton Road
               Windsor, CT 06095

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") Tudor Arbitrage Partners L.P ("TAP")
               Tudor Global Trading LLC ("TGT")
               The Raptor Global Portfolio Ltd. ("Raptor Portfolio")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TGT and TAP are:

                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                           c/o Tudor Investment Corporation
                           600 Steamboat Road
                           Greenwich, CT 06830

               The principal business office of each of Raptor Portfolio and BVI Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Mr. Jones is a citizen of the United States
               TAP is a Delaware partnership
               TGT is a Delaware limited liability company
               Raptor Portfolio and BVI Portfolio are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               693579104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a) [ ] Broker or Dealer registered under Section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of April 20, 2000).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class: See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     See Item 5 of cover pages
                     ----------------------------------------
               (ii)  shared power to vote or to direct the vote
                     See Item 6 of cover pages
                     ----------------------------------------
               (iii) sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                     ----------------------------------------
               (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                     ----------------------------------------

               The shares of Common Stock reported herein as beneficially owned are owned directly by TAP (121,590 shares of Common Stock, 298,367 immediately exercisable warrants and 596,734 shares of Series A Participating Preferred Stock), Raptor Portfolio (245,960 shares of Common Stock, 605,248 immediately exercisable warrants and 1,210,497 shares of Series A Participating Preferred Stock) and BVI Portfolio (394,750 shares of Common Stock, 971,385 immediately exercisable warrants and 1,942,769 shares of Series A Participating Preferred Stock). Each warrant is exercisable into one share of Common Stock and each share of Series A Participating Preferred Stock is convertible into one share of Common Stock. Because TIC provides investment advisory services to Raptor Portfolio and BVI Portfolio, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because TGT is the sole general partner of TAP, TGT may be deemed to beneficially own the shares of Common Stock owned by such Reporting Person. TGT expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TGT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired
           the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Dated: April 24, 2000

                                TUDOR INVESTMENT CORPORATION


                                By:       /s/ Andrew S. Paul
                                    --------------------------------------------
                                    Andrew S. Paul
                                    Managing Director and General Counsel



                                    /s/ Paul Tudor Jones, II
                                ------------------------------------------------
                                    Paul Tudor Jones, II



                                TUDOR GLOBAL TRADING LLC


                                By:       /s/ Andrew S. Paul
                                    --------------------------------------------
                                    Andrew S. Paul
                                    Managing Director and General Counsel



                                TUDOR ARBITRAGE PARTNERS L.P.

                                By: Tudor Global Trading LLC,
                                    General Partner


                                    By:      /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel

                                THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                By: Tudor Investment Corporation,
                                    Sub-Investment Manager


                                    By:      /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                THE RAPTOR GLOBAL PORTFOLIO LTD.

                                By: Tudor Investment Corporation,
                                    Investment Advisor


                                    By:      /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel